Filed Pursuant to Rule 424(b)(3)

Registration No. 333-140240

June 2008 Performance Update

The Frontier Fund Supplement Dated July 10, 2008 to Prospectus Dated May 27, 2008

T H E    F R O N T I E R    F U N D ’ S    G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

June performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 2	June 30, 2008 MTD	June 30, 2008 YTD	NAV /Unit
Balanced Series-2	5.81%	15.57%	$129.43
Balanced Series-2a	5.79%	15.45%	$110.21
Campbell/Graham/Tiverton Series-2	4.79%	10.85%	$111.07
Currency Series-2	-0.13%	4.79%	$116.31
Long/Short Commodity Series-2	4.81%	12.60%	$120.69
Winton/Graham Series-2	3.54%	19.50%	$124.72
Winton Series-2	4.43%	13.86%	$135.04
Long Only Commodity Series-2	10.04%	30.79%	$150.46
Managed Futures Index Series-2	3.33%	10.57%	$115.46

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of June 30, 2008. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$584,845.54
Unrealized trading gain/(loss)	1,830,306.52
Less: commissions	(34,372.13)
Less: FCM fees	(30,788.69)
Foreign currency gain/(loss)	4,914.62
Interest income	23,763.75

Total Income	2,378,669.61
EXPENSES
Management fees	24,697.28
Incentive fees	(453,084.17)

Total Expenses	(428,386.89)
Net Income (Loss)	$2,807,056.50

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	400,458.05190	$48,988,168.52	122.33
Current month additions	3,516.61685	446,898.02
Current month redemptions	(17,812.51417)	(2,260,101.43)
Net Income (loss) for current month		2,807,056.50

Net Asset Value, end of current month	386,162.15458	$49,982,021.61	129.43

Monthly rate of return			5.81%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Balanced Series 2

THE FRONTIER FUND BALANCED SERIES - 2A

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$16,420.47
Unrealized trading gain/(loss)	46,068.45
Less: commissions	(881.47)
Less: FCM fees	(791.93)
Foreign currency gain/(loss)	131.43
Interest income	1,922.84

Total Income	62,869.79
EXPENSES
Trading Fee	1,287.45
Management fees	799.86
Incentive fees	(11,564.87)

Total Expenses	(9,477.56)
Net Income (Loss)	$72,347.35

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	11,962.58585	$1,246,205.46	104.18
Current month additions	93.96411	10,000.00
Current month redemptions	(77.80886)	(8,360.60)
Net Income (loss) for current month		72,347.35

Net Asset Value, end of current month	11,978.74110	$1,320,192.21	110.21

Monthly rate of return			5.79%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Balanced Series 2A

THE FRONTIER FUND CAMPBELL/GRAHAM/TIVERTON SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$401,119.13
Unrealized trading gain/(loss)	(61,985.30)
Less: commissions	(1,683.94)
Less: FCM fees	(3,677.51)
Foreign currency gain/(loss)	(1,179.85)
Interest income	1,001.90

Total Income	333,594.43
EXPENSES
Management fees	18,846.47
Incentive fees	30,948.08

Total Expenses	49,794.55
Net Income (Loss)	$283,799.88

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	55,935.40613	$5,928,631.38	105.99
Current month additions	1,382.35107	152,063.37
Current month redemptions	(2,094.14302)	(230,807.78)
Net Income (loss) for current month		283,799.88

Net Asset Value, end of current month	55,223.61418	$6,133,686.85	111.07

Monthly rate of return			4.79%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Campbell/Graham/Tiverton Series 2

THE FRONTIER FUND CURRENCY SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(14,977.10)
Unrealized trading gain/(loss)	13,837.71
Net change in inter-series payables	6,224.46
Less: FCM fees	(3,091.76)
Interest income	1,197.44

Total Income	3,190.75
EXPENSES
Management fees	4,379.39
Incentive fees	—

Total Expenses	4,379.39
Net Income (Loss)	$(1,188.64)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	7,600.40724	$885,195.81	116.47
Current month additions	43.04681	5,000.00
Current month redemptions	(8.84995)	(991.41)
Net Income (loss) for current month		(1,188.64)

Net Asset Value, end of current month	7,634.60410	$888,015.76	116.31

Monthly rate of return			-0.13%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Currency Series 2

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$229,776.73
Unrealized trading gain/(loss)	57,823.86
Less: commissions	(3,685.63)
Less: FCM fees	(2,011.44)
Foreign currency gain/(loss)	—
Interest income	7,486.62

Total Income	289,390.14
EXPENSES
Management fees	14,098.07
Incentive fees	34,316.27

Total Expenses	48,414.34
Net Income (Loss)	$240,975.80

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	42,732.07383	$4,920,702.96	115.15
Current month additions	3,263.11624	389,409.08
Current month redemptions	(357.25915)	(43,119.09)
Net Income (loss) for current month		240,975.80

Net Asset Value, end of current month	45,637.93092	$5,507,968.75	120.69

Monthly rate of return			4.81%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Long/Short Commodity Series 2

THE FRONTIER FUND WINTON/GRAHAM SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$174,251.79
Unrealized trading gain/(loss)	(15,735.28)
Less: commissions	(1,003.80)
Less: FCM fees	(1,171.43)
Foreign currency gain/(loss)	(490.97)
Interest income	567.29

Total Income	156,417.60
EXPENSES
Management fees	5,860.56
Incentive fees	27,123.50

Total Expenses	32,984.06
Net Income (Loss)	$123,433.54

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	21,656.05098	$2,608,433.97	120.45
Current month additions	16,063.06596	1,972,102.60
Current month redemptions	(124.53479)	(15,324.80)
Net Income (loss) for current month		123,433.54

Net Asset Value, end of current month	37,594.58215	$4,688,645.31	124.72

Monthly rate of return			3.54%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Winton/Graham Series 2

THE FRONTIER FUND WINTON SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$245,101.31
Unrealized trading gain/(loss)	386,040.36
Less: commissions	(1,825.32)
Less: FCM fees	(3,991.11)
Foreign currency gain/(loss)	(336.82)
Interest income	2,509.79

Total Income	627,498.21
EXPENSES
Management fees	16,053.59
Incentive fees	119,292.19

Total Expenses	135,345.78
Net Income (Loss)	$492,152.43

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	85,974.17801	$11,117,849.83	129.32
Current month additions	587.78982	79,375.47
Current month redemptions	(587.78982)	(79,375.47)
Net Income (loss) for current month		492,152.43

Net Asset Value, end of current month	85,974.17801	$11,610,002.26	135.04

Monthly rate of return			4.43%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Winton Series 2

THE FRONTIER FUND LONG ONLY COMMODITY SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$37,179.21
Unrealized trading gain/(loss)	1,840.02
Less: commissions	—
Less: FCM fees	(194.85)
Foreign currency gain/(loss)	—
Interest income	584.93

Total Income	39,409.31
EXPENSES
Management fees	487.89
Incentive fees	—

Total Expenses	487.89
Net Income (Loss)	$38,921.42

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	2,869.25716	$392,313.26	136.73
Current month additions	476.89155	71,000.00
Current month redemptions	(101.14772)	(14,002.80)
Net Income (loss) for current month		38,921.42

Net Asset Value, end of current month	3,245.00099	$488,231.88	150.46

Monthly rate of return			10.04%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Long Only Commodity Series 2

THE FRONTIER FUND MANAGED FUTURES INDEX SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$8,514.40
Unrealized trading gain/(loss)	4,934.97
Less: commissions	(127.69)
Less: FCM fees	(175.87)
Foreign currency gain/(loss)	(46.07)
Interest income	544.26

Total Income	13,644.00
EXPENSES
Management fees	702.96
Incentive fees	—

Total Expenses	702.96
Net Income (Loss)	$12,941.04

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	3,468.13161	$387,527.01	111.74
Current month additions	29.71571	3,400.00
Current month redemptions	—	—
Net Income (loss) for current month		12,941.04

Net Asset Value, end of current month	3,497.84732	$403,868.05	115.46

Monthly rate of return			3.33%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Managed Futures Index Series 2